Exhibit 99.1

Air Methods to Acquire Tri-State Care Flight
Expected to be immediately accretive to earnings per share by greater than $0.20 in year one and greater than $0.30 in year two

DENVER, Nov. 5, 2015 – Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, today announced that it has entered into a definitive agreement to acquire Tri-State Care Flight (“Tri-State”) for $222.5 million.  Tri-State generated net revenue of $81.5 million for the fiscal year ended Dec. 31, 2014.

The transaction, which was unanimously approved by Air Methods’ Board of Directors, is expected to be immediately accretive to Air Methods’ earnings per share by greater than $0.20 in year one and by greater than $0.30 in year two.  Upon closing, Tri-State will become a wholly-owned subsidiary of Air Methods.

“We are very excited about the acquisition of Tri-State,” said Aaron Todd, chief executive officer of Air Methods. “It represents an opportunity to integrate best practices and further extend Air Methods’ commitment to quality, patient outcomes and safety. We look forward to welcoming Tri-State to the Air Methods team.”

Founded in 2002, Tri-State is a critical care transport provider servicing Arizona, New Mexico, Nevada, and Colorado. Tri-State’s primary mission is to rapidly transport critically ill and injured patients for health care facilities and emergency medical services (EMS) agencies while providing the highest level of care available.

Dr. Blake Stamper, founder and managing member of Tri-State, said, “As a global leader in air medical transport services, Air Methods shares our commitment to superior customer service and the  best clinical outcomes for patients in need. By combining with Air Methods, we will be able to serve even more patients across our footprint.  We are confident that this will be a seamless transition for our employees, patients and other stakeholders.”

Air Methods expects to finance the acquisition through its credit facility, which was recently amended in August to provide for additional borrowing capacity. The acquisition is subject to customary closing and regulatory conditions. The transaction is expected to close in 30 to 60 days.

The Company will discuss this transaction during its third quarter earnings conference call, which is scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 54925007, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to the (i) anticipated closing date of the Tri-State transaction, (ii) financing of the Tri-State transaction; and (iii) expected earnings per share accretion to be realized upon the consummation of the Tri-State transaction.  Such statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, our ability to successfully integrate Tri-State’s operations, closing of the Tri-State transaction may not occur or may be delayed; expected synergies and other financial benefits of the Tri-State transaction may not be realized; litigation related to the Tri-State transaction or limitation or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; assumptions of undisclosed liabilities in the Tri-State transaction; attempts to retain key personnel and customers from Tri-State may not succeed, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact
Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.